Exhibit 10.13

RADIAN GROUP INC.
SAVINGS INCENTIVE PLAN
Amended and Restated Effective January 1, 2010
(Incorporating Amendments through December 31, 2012)

Radian Group Inc. Savings Incentive Plan
Amended and Restated Effective January 1, 2010

i

		Page
1.37	Transition Credit Contributions	13
1.38	Trust Agreement	13
1.39	Trustee	13
1.40	Valuation Date	13
1.41	Voluntary Contributions	13
1.42	Year of Service	13
ARTICLE II -	ELIGIBILITY TO PARTICIPATE	15
2.1	Eligibility to Participate	15
2.2	Participation and Service Upon Reemployment	16
2.3	Data	16
2.4	Transfers	16
2.5	Reemployment after Military Service	17
ARTICLE III -	CONTRIBUTIONS TO THE PLAN	19
3.1	Salary Reduction Contributions and Roth Contributions	19
3.2	Voluntary Contributions	22
3.3	Employer Contributions	22
3.4	Timing of Contributions	25
3.5	Maximum Allocation	25
3.6	Rollover Contributions	28
ARTICLE IV -	PARTICIPANT ST ACCOUNTS	31
4.1	Accounts	31
4.2	Valuation	31
4.3	Apportionment of Gain or Loss	31
ARTICLE V -	VESTING	32
5.1	Nonforfeitable Amounts	32
5.2	Period of Severance and Loss of Service	33
5.3	Restoration of Service	33
5.4	Forfeitures and Restoration of Forfeited Amounts upon Reemployment	24
ARTICLE VI -	DISTRIBUTIONS	36
6.1	General	36
6.2	Normal Retirement	36
6.3	Early Retirement	36
6.4	Late Retirement	36
6.5	Death	36
6.6	Total Disability	36
6.7	Valuation for Distribution	37
6.8	Payment of Benefits	37
6.9	Timing of Distribution	38
6.10	Beneficiary Designation	39
6.11	Treatment of Terminated Vested Participant	41
6.12	Direct Rollover	43
ARTICLE VII -	WITHDRAWALS	46
7.1	Non-Hardship In-Service Withdrawals	46

		Page
7.2	Hardship Withdrawals Subject to Code Section 401(k)	46
7.3	Amount and Payment of Withdrawals	49
7.4	Withdrawals Not Subject to Replacement	49
7.5	Investment Medium to be Charged with Withdrawal	49
7.6	Order of Withdrawals	49
7.7	Timing of Withdrawals	50
7.8	Qualified Reservist Distributions	50
ARTICLE VIII -	LOANS TO PARTICIPANTS	51
8.1	Loan Application	51
8.2	Loan Approval	51
8.3	Amount of Loan	51
8.4	Terms of Loan	52
8.5	Loan Fees	53
8.6	Suspension of Repayments	54
8.7	Additional Rules	54
ARTICLE IX -	PLAN ADMINISTRATION	55
9.1	Plan Administrator	55
9.2	Appointment	55
9.3	Term and Compensation	55
9.4	Claims Review	55
9.5	Plan Administrator Actions	57
9.6	Investment Manager	57
9.7	Benefit Payment Directions	57
9.8	Nondiscrimination	58
9.9	Advisors	58
9.10	Records and Reports	58
9.11	Indemnification	59
9.12	Power and Duties of the Plan Administrator	59
9.13	Participating Company to Supply Information	60
9.14	Self-Interest	51
ARTICLE X -	THE FUND	62
10.1	Designation of Trustee	62
10.2	Exclusive Benefit	62
10.3	No Interest in Fund	62
10.4	Trustee	62
10.5	Investments	62
10.6	Fund	64
10.7	Qualifying Employer Securities	64
ARTICLE XI -	AMENDMENT OR TERMINATION OF THE PLAN	65
11.1	Power of Amendment and Termination	65
11.2	Merger	66
ARTICLE XII -	TOP-HEAVY PROVISIONS	67
12.1	General	67

RADIAN GROUP INC. SAVINGS INCENTIVE PLAN
Amended and Restated Effective January 1, 2010
PREAMBLE
WHEREAS, Radian Group Inc. (formerly known as, CMAC Investment Corporation) (the “Company”) adopted the Radian Group Inc. Savings Incentive Plan (formerly known as, the CMAC Investment Corporation Savings Incentive Plan) (the “Plan”), effective November 1, 1992, for the benefit of its eligible employees and the eligible employees of the Participating Companies in the United States; and
WHEREAS, the Company has amended and restated the Plan previously; and
WHEREAS, the Company desires at this time to amend and restate the Radian Group Inc. Savings Incentive Plan to, among other things, incorporate the applicable provisions required under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), the Pension Protection Act of 2006 (“PPA”), and other amendments which were made to the Plan by the Company since the Plan’s last restatement; and
WHEREAS, the Company also desires to make additional document changes;
NOW, THEREFORE, effective January 1, 2010 (except as otherwise set forth herein), the Plan is hereby amended and restated as hereinafter set forth.

ARTICLE I ‑ DEFINITIONS

Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice‑versa. Any term used herein without an initial capital letter that is used in a provision of the Code with which this Plan must comply to meet the requirements of such applicable Code Section and with which the Plan would not comply if such term were not interpreted as used in such provision, shall have as used herein the meaning that it has so used in such provision of the Code.

1.1
“Account” means the entries maintained in the records of the Trustee which represent the Participant’s interest in the Fund. The term “Account” shall refer, as the context indicates, to any or all of the following subaccounts:

(a)	“Matching Contribution Account” ‑ the Account to which are credited Matching Contributions allocated to a Participant, and adjustments related thereto.

(b)	“Rollover Contribution Account” ‑ the Account to which are credited a
Participant’s Rollover Contributions and adjustments related thereto.

(c)	“Roth Contribution Account” - Effective January 1, 2011, the Account to which are credited a Participant’s Roth Contributions and adjustments related thereto.

(d)	“Roth Rollover Contribution Account” - the Account to which are credited a Participant’s Roth Rollover Contributions and adjustments related thereto.

(e)	“Salary Reduction Contribution Account” ‑ the Account to which are credited a Participant’s Salary Reduction Contributions and adjustments related thereto.

(f)
“Voluntary Savings Account” ‑ the Account to which are credited a Participant’s Voluntary Contributions prior to January 1, 1994, and adjustments related thereto. Effective January 1, 1994, Voluntary Contributions are not permitted to be made to the Plan.

(g)	“Discretionary Contribution Account” - the Account to which are credited Discretionary Contributions allocated to a Participant, and adjustments related thereto.

(h)	“Transition Credit Contributions Account” - the Account to which Transition Credit Contributions are credited.

1.2	“Affiliated Company” means, with respect to the Company:

(a)	any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company;

(b)	any member of an affiliated service group, as determined under Section 414(m) of the Code, of which the Company is a member;

(c)	any trade or business that is under common control with the Company, as determined under Section 414(c) of the Code; and

(d)	any other entity required to be aggregated with the Company pursuant to
Regulations under Section 414(o) of the Code.

1.3
“Age” means, for any individual, his age as of his nearest birthday, except that an individual attains Age 70½ on the corresponding date in the sixth calendar month following the month in which his 70th birthday falls (or the last day of such sixth month if there is no such corresponding date therein).

1.4	“Annuity Starting Date” means the first day on which all events have occurred which entitle the Participant to a benefit from the Plan.

1.5
“Beneficiary” means the person or persons designated by the Participant to receive the value of his vested Account upon his death; provided, that, in the case of a married Participant, his Beneficiary shall automatically be his Spouse unless his Spouse has consented to the designation of another Beneficiary pursuant to Section 6.10.

1.6	“Board of Directors” means the Board of Directors of the Company.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Company” means Radian Group Inc., a Pennsylvania Corporation, or any successor or assignee which adopts this Plan in writing.

1.9	“Company Stock” means any tradable class of voting common stock of the Company or an Affiliated Company which satisfies the meaning of “qualifying employer security” under Section 407 of ERISA.

1.10	“Compensation” means, for any Eligible Employee, for any Plan Year or Limitation Year, as the case may be:

(a)
except as otherwise provided, his base pay, plus for those sales employees compensated under Radian’s Sales Compensation Program (or any successor compensation plan), commissions and quarterly Management Based Objective payments (MBOs) from a Participating Company for the Plan Year, but exclusive of overtime, bonuses, or other forms of special payments.

(b)
for the purpose of the definition of “Highly Compensated Employee” in this Article (except as otherwise provided in such definition), his “Compensation” as such word is defined in Section 415(c)(3) of the Code, but including amounts that are excluded from gross income under a plan described in Sections 125, 132(f) or 401(k) of the Code.

(c)
For each Plan Year or Limitation Year, as the case may be, Compensation for all purposes under the Plan shall not exceed $200,000, adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

(d)
For purposes of any definition of Compensation under this Plan that includes a reference to amounts under Code Section 125, amounts under Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Company does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

1.11	“Discretionary Contributions” means the amounts which may be contributed by a Participating Company pursuant to Section 3.3(c).

1.12	“Early Retirement Date” means, for any Participant, effective January 1, 1994, the date a Participant attains age 55 and completes six Years of Service.

1.13
“Eligible Employee” means an Employee who is employed by a Participating Company and who is classified by the Participating Company as a common law employee, except that Employees whose employment is covered by a collective bargaining agreement shall not be Eligible Employees unless such agreement specifically provides for their participation in the Plan. For purposes of determining eligibility under the Plan, the classification to which an individual is assigned by a Participating Company shall be final and conclusive, regardless of whether a court, a governmental agency or other entity subsequently finds such individual should have been assigned a different classification. Effective for individuals who are hired, re-hired or transferred on or after January 1, 2010, Employees who are classified as Service employees (contract underwriters) shall not be not considered Eligible Employees. Service employees (contract underwriters) who qualify as an Eligible Employee prior to January 1, 2010 shall continue to retain this status provided such Employee does not have a Separation of Service on or after January 1, 2010.

1.14
“Employee” means an individual who is reported on payroll records as a common law employee of a Participating Company or Affiliated Company. An individual who is not a common law employee of a Participating Company or Affiliated Company shall be deemed a common law employee by such Company if he is a leased employee (but only if the coverage requirements of Code Section 410(b) would otherwise not be met).

A leased employee means any person who is not an employee of a Participating Company or Affiliated Company and who pursuant to an agreement between the Participating Company or Affiliated Company and any other person (“leasing organization”) has performed services for the Participating Company or Affiliated Company (or related persons) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control of the Participating Company or Affiliated Company.

However, a leased employee shall not be considered an Employee of the Participating Company or Affiliated Company (to the extent otherwise applicable) if: (i) such individual is covered by a money purchase plan providing a nonintegrated employer contribution rate of at least 10 percent of compensation (as defined in Code Section 415(c)(3)), including amounts contributed to a salary reduction agreement which are excludable from the individual’s gross income under Code Sections 125, 402(e)(3), 402(h)(1)(B) or 403(b), immediate participation and full and immediate vesting; and (ii) leased employees do not constitute more than 20 percent of the workforce of the Participating Company or Affiliated Company.

1.15
“Employment Commencement Date” means, for any Employee, the date on which he is first entitled to be credited with an “Hour of Service” described in Section 1.19(a)(1). For each employee of Amerin Guaranty Corporation, as of the date Amerin Guaranty Corporation merged with the Company, “Employment Commencement Date” shall be the date recognized as such by Amerin Guaranty Corporation.

1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17	“Fund” means the fund established for this Plan, administered under the Trust Agreement, out of which benefits payable under this Plan shall be paid.

1.18	“Highly Compensated Employee” means any Employee who

(a)
(1) was a 5-percent owner (as defined in Section 415(c)(3) of the Code) at any time during the Plan Year or the preceding Plan Year; or (2) for the preceding Plan Year, received Compensation from a Participating Company in excess of $80,000 (as adjusted pursuant to Sections 414(q) and 415(d) of the Code) and was in the top-paid group (as defined in Section 414(q)(3) of the Code) of Employees;

(b)
A former Employee shall be treated as a Highly Compensated Employee if such Employee was a Highly Compensated Employee when such Employee separated from service or such Employee was a Highly Compensated Employee at any time after the Employee's 55th birthday.

1.19	“Hour of Service” means, for any Employee:

(a)	except as provided in (b):

(1)	each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company for the performance of employment duties; or

(2)	each hour for which he is entitled, either by award or agreement, to back pay from a Participating Company or an Affiliated Company, irrespective of mitigation of damages; or

(3)
each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), jury duty, layoff, leave of absence, or military duty; or

(b)	Anything to the contrary in Subsection (a) notwithstanding:

(1)
No Hours of Service shall be credited to an Employee for any period during which payments are made or due him under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws.

(2)
No more than 501 Hours of Service shall be credited to an Employee under Paragraph (a)(3) of this definition on account of any single continuous period during which no duties are performed by him, except to the extent otherwise provided in the Plan.

(3)	No Hours of Service shall be credited to an Employee with respect to payments solely to reimburse for medical or medically related expenses.

(4)	No Hours of Service shall be credited twice.

(5)	Hours of Service shall be credited at least as liberally as required by the rules set forth, in U.S. Department of Labor Reg. §2530.200b‑2(b) and (c).

(c)
Notwithstanding the foregoing, an Employee who is employed on a full‑time basis shall be credited with ten Hours of Service for each day he is entitled to be credited with at least one Hour of Service. For purposes hereof, an Employee shall be considered to be employed on a full‑time basis if he is expected to normally work at least 20 hours per week or, in the case of an Employee who works on a seasonal or temporary basis, is expected to normally work at least 30 weeks in a year at 35 or more hours per week.

1.20	“Investment Medium” means any fund, contract, obligation, or other mode of investment to which a Participant may direct the investment of the assets of his Account, including Company Stock

1.21	“Matching Contributions” means the amounts contributed by a Participating Company pursuant to Section 3.3(a).

1.22
“Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee. For purposes of applying applicable nondiscrimination testing requirements, an Employee’s status as a Non-Highly Compensated Employee in the preceding Plan Year is determined without regard to his status in the current Plan Year.

1.23	“Normal Retirement Age” means, for any Participant, the first day of the calendar month coincident with or next following the date on which he attains Age 65.

1.24	“Participant” means any Eligible Employee who enters the Plan pursuant to Section 2.1 or a former Eligible Employee with an Account under the Plan.

1.25
“Participating Company” means the Company and each Affiliated Company which is authorized by the Board of Directors to adopt this Plan by action of its board of directors or other governing body. The Participating Companies are listed in Schedule A.

1.26	“Period of Severance” means, effective January 1, 1998, a Plan Year during which an Employee has not completed more than 500 Hours of Service due to a Separation from Service.

An Employee who leaves employment in a “qualified absence,” shall be credited, solely to avoid a Period of Severance, with the Hours of Service with which such Employee would have been credited but for the absence; or, if such hours cannot be determined, with eight Hours of Service per normal workday. The total number of hours to be treated as Hours of Service under this definition shall not exceed 501. The hours described in this definition shall be credited either for the Plan Year in which the absence from work begins, if the Employee would be prevented from incurring a Period of Severance in such Plan Year because the period of absence is treated as Hours of Service under this definition, or, in any other case, for the Plan Year next following the one in which the absence from work begins.

“Period of Severance” prior to January 1, 1998, shall mean the period beginning on the Separation from Service date and ending on the date when an Employee returns to employment with the Participating Company or Affiliated Company. As of December 31, 1997, any Period of Service less than a whole year shall be disregarded. Notwithstanding the above, with respect to an Employee who leaves employment in a “qualified absence,” his Period of Severance shall commence on the second anniversary of his Separation from Service date.

As used herein, “qualified absence” with respect to an Employee, shall mean an absence from employment with a Participating Company or Affiliated Company by reason of (1) the pregnancy of the Employee, (2) the birth or adoption of a child of the Employee, or (3) for the caring of such Employee's child immediately after birth or adoption. The Plan Administrator may require such information as it deems appropriate to confirm the reasons for any duration of any such absence.

1.27	“Plan” means the Radian Group Inc. Savings Incentive Plan, a profit-sharing plan, as set forth herein.

1.28	“Plan Administrator” or “Administrator” means the individuals appointed by the Board of Directors to supervise the administration of the Plan, as provided in Article IX.

1.29	“Plan Year” means each 12 consecutive‑month period that begins on January 1 and ends on the next following December 31.

1.30	“Required Beginning Date” means, for any Participant:

(a)
if he attained Age 70-1/2 on or after January 1, 1996, the April 1 of the calendar year following the calendar year in which occurs the later of (i) his attainment of Age 70-1/2 or (ii) his Separation from Service; provided, however, if he is a 5-percent owner (within the meaning of Code Section 416) of a Participating Company, clause (ii) shall not apply;

(b)
if he attained age 70-1/2 before January 1, 1988, and is not a 5‑percent owner (within the meaning of Code Section 416) of a Participating Company, April 1 of the calendar year following the later of the calendar year in which he has a Separation from Service or the calendar year in which he attained Age 70-1/2;

(c)
if he attained age 70-1/2 before January 1, 1988, and is a 5‑percent owner (within the meaning of Code Section 416) of a Participating Company, the later of December 31, 1987 or April 1 of the calendar year following the calendar year in which he attained Age 70-1/2;

(d)
if he attained age 70-1/2 before January 1, 1989 and after December 31, 1987, is not a 5‑percent owner (within the meaning of Code Section 416) of a Participating Company, and has not had a Separation from Service before January 1, 1989, April 1, 1990;

(e)	if he attains age 70-1/2 on or after January 1, 1989, April 1 of the calendar year next following the calendar year in which he attains Age 70-1/2.

1.31	“Rollover Contributions and Roth Rollover Contributions” means, for any Eligible Employee, his rollover contributions as provided in Section 3.6.

1.32
“Roth Contributions” means, for any Participant, elective deferrals designated irrevocably by the Participant at the time of the cash or deferred election as Roth Contributions that are being made in lieu of all or a portion of the Salary Reduction Contributions otherwise eligible to be made by the Participating Company on behalf of the Participant under Section 3.1 of the Plan. Such contributions shall be treated by the Company as includible in the Participant’s gross income at the time the Participant would have received that amount in cash if the Participant had not made an election to defer such amount. Unless specifically provided otherwise, Roth Contributions shall be treated as Salary Reduction Contributions for all purposes under the Plan.

1.33	“Salary Reduction Contributions” means, for any Participant, pre‑tax contributions made by the Participating Company on his behalf as provided in Section 3.1.

1.34	“Separation from Service” means, for any Employee, his death, retirement, resignation, discharge or any absence that causes him to cease to be an Employee.

1.35	“Spouse” means the person to whom the Participant is married on his Annuity Starting Date (without regard to whether the marriage terminates at a later date).

1.36	“Total Disability” shall mean a disability which:

(a)
is deemed by the Plan Administrator, to be of a potentially permanent nature on the basis of the Participant’s demonstration to the Plan Administrator that he is entitled to both benefits under a long-term disability plan of a Participating Company and disability benefits under the Social Security Act (prior to January 1, 2002, the Plan Administrator’s determination of the potentially permanent nature of the disability is based upon medical certification);

(b)
prevents an Employee from continuing to perform, for a Participating Company or Affiliated Company, the duties of his customary job or any other available job for which he is qualified by training or experience, and

(c)	results from illness or injury which is not self-inflicted and does not result from alcoholism or the use of narcotics.

1.37	“Transition Credit Contributions” means the transition credit amounts contributed by a Participating Company pursuant to Section 3.3(d).

1.38	“Trust Agreement” means the agreement and declaration of trust executed for purposes of the Plan.

1.39	“Trustee” means the corporate trustee or one or more individuals collectively appointed and acting under the Trust Agreement.

1.40
“Valuation Date” means, effective, January 1, 2000, each day on which the stock exchange is open. Prior to January 1, 2000, “Valuation Date” means each March 31st, June 30th, September 30th and December 31st.

1.41	“Voluntary Contributions” means a Participant's after-tax contributions, if any, made to the Plan prior to January 1, 1994, as provided in Section 3.2.

1.42
“Year of Service” for purposes of determining the vesting percentage under Section 5.1, shall mean, effective January 1, 1998, each Plan Year during which an Employee is credited with at least 1,000 Hours of Service.

Prior to January 1, 1998, “Year of Service” shall mean the aggregate of all time commencing with an Employee’s Employment (or Re-employment) Commencement Date and ending on the earlier of his Separation from Service or December 31, 1997. If re-employed prior to December 31, 1997, but within 12 months of his Separation from Service Date, an Employee shall receive credit for any such Period of Severance. When aggregating an Employee’s Period of Service, fractional periods will be expressed in months, with an Employee receiving credit for a month if he works one day in a month. For purposes of determining the percentage under Section 5.1, any Period of Service less than a whole year after calculating the aggregated Period of Service shall be disregarded.

Notwithstanding the above, an Employee as of January 1, 1998, shall be credited with the number of Years of Service equal to the number of 1-year Periods of Service credited to the Employee as of that date, plus the Employee shall receive credit, in the Plan Year beginning on January 1, 1998, for 190 Hours of Service for each month credited to the Employee as of December 31, 1998.

For all purposes under the Plan, Years of Service shall be computed by taking into account employment with Reliance Insurance Company and any other predecessor employer as required by Section 414(a)(1) of the Code or under regulations prescribed pursuant to Section 414(a)(2) of the Code.

ARTICLE II ‑ ELIGIBILITY TO PARTICIPATE

2.1
Eligibility to Participate. Except as otherwise provided, effective for new hires on or after January 1, 2007, each Eligible Employee shall be eligible to participate in the Plan as of his date of hire. An Employee who would be eligible to participate but for the fact that the Employee is not classified as an Eligible Employee shall be eligible to participate as of the first day after he is classified as an Eligible Employee. Similarly, if an Eligible Employee transfers and is no longer classified as an Eligible Employee, he shall cease to participate as of the date that he is no longer considered an Eligible Employee.

Notwithstanding the foregoing, with regard to Discretionary Contributions (as described in Subsection 3.3(c)), a Participant shall be eligible to receive an allocation of any such contributions for a Plan Year if (i) the Participant is employed by a Participating Company on the last day of such Plan Year (or either on a leave of absence under the Family and Medical Leave Act or on military leave and the Participant returns to employment with the Participating Company within the time period required by law) and (ii) has completed at least one thousand (1,000) Hours of Service during such Plan Year. A Participant who does not satisfy the above conditions but who dies, incurs a Total Disability, or retires on or after his early or normal retirement date (as defined in the Radian Group Inc. Pension Plan) during the Plan Year shall nonetheless be eligible to receive an allocation of a Discretionary Contribution for such Plan Year.

Notwithstanding the foregoing, with regard to Transition Credit Contributions (as described in Subsection 3.3(d)), a Participant shall be eligible to receive an allocation of such contributions for a Plan Year if the Participant (i) is an active Participant in the Radian Group Inc. Pension Plan on December 31, 2006, (ii) has been credited with at least five (5) Years of Service (as defined under the Radian Group Inc. Pension Plan) as of December 31, 2006, and (iii) is both employed by a Participating Company and on the United States payroll on December 31, 2006. Additionally, for purposes of this paragraph, a Participant who has completed one thousand (1,000) Hours of Service in a Year of Service period commencing in 2006 shall be credited with a Year of Service for that fractional period. In order to receive an allocation of Transition Credit Contributions for a particular Plan Year, an eligible Participant must (i) be employed on the last day of such Plan Year (or either on a leave of absence under the Family and Medical Leave Act or on military leave and the Participant returns to employment with the Participating Company within the time period required by law), and (ii) have completed at least one thousand (1,000) Hours of Service during such Plan Year. A Participant who does not satisfy the above conditions but who dies, incurs a Total Disability, or retires on or after his early or normal retirement date (as defined in the Radian Group Inc. Pension Plan) during the Plan Year shall nonetheless be eligible to receive an allocation of a Transition Credit Contribution for such Plan Year. Notwithstanding Section 2.2, a Participant who has a termination of employment and is subsequently re-employed shall not be eligible to receive Transition Credit Contributions upon his re-employment.

Notwithstanding the above language, for any Employer Discretionary Contributions or Transition Credit Contributions made on account of the 2007 Plan Year, a Participant shall be deemed to have satisfied the last day of the Plan Year employment requirement if they are employed by a Participating Company on October 1, 2007.

2.2 Participation and Service Upon Reemployment. Participation in the Plan shall cease upon termination of employment with a Participating Company. Upon the reemployment of any former Participant who had previously been employed by a Participating Company, he shall again participate in the Plan on the date of his re‑employment by a Participating Company.

2.3
Data. Each Eligible Employee shall furnish to the Plan Administrator such data as the Plan Administrator may consider necessary for the determination of the Eligible Employee's rights and benefits under the Plan and shall otherwise cooperate fully with the Plan Administrator in the administration of the Plan.

2.4
Transfers. If a Participant is transferred to employment with a member of the controlled group of corporations of which a Participating Company is a part, his participation under the Plan shall be suspended; provided, however, that during the period of his employment in such ineligible position:

(a)	subject to the reemployment provisions of Section 2.2, service for vesting purposes shall continue to accrue,

(b)	he shall cease to have any right to enter into a salary reduction agreement with a Participating Company pursuant to Section 3.1,

(c)
his Matching Contribution Account, Discretionary Contribution Account, Salary Reduction Contribution Account, and Roth Contribution Account shall not receive any contribution allocations under Sections 3.1 and 3.3,

(d)	his Account shall continue to participate in income allocations pursuant to Section 4.3, and

(e)	the withdrawal privileges under Sections 7.1 and 7.2 shall continue to apply.

2.5
Reemployment after Military Service. Effective December 12, 1994, notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with Code Section 414(u).

For Plan contributions under Article III (to the extent applicable), the Plan will treat an individual who dies or incurs a Total Disability on or after January 1, 2010 while performing qualified military service (as defined in Section 414(u)(5) of the Code) with respect to a Participating Company as if the individual had resumed employment in accordance with the individual’s reemployment rights under USERRA, on the day preceding death or Total Disability and terminated employment on the actual date of death or Total Disability.

The Plan will determine the amount of Salary Reduction Contributions and/or, effective January 1, 2011, Roth Contributions of an individual treated as reemployed under this Section for purposes of applying Section 414(u)(8)(C) of the Code on the basis of the individual’s average actual Salary Reduction Contributions and/or Roth Contributions for the lesser of: (i) the

12-month period of service with the Participating Company immediately prior to qualified military service; or (ii) if service with the Participating Company is less than such 12-month period, the actual length of continuous service with the Participating Company.

An individual receiving a differential wage payment paid after December 31, 2008, as defined by Section 3401(h)(2) of the Code, is treated as an Employee of the Company (or Affiliated Company) making the payment. Furthermore, the differential wage payment is treated as Compensation and 415 Compensation, and the Plan is not treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code by reason of any contribution or benefit which is based on the differential wage payment (provided the nondiscrimination requirements of Section 414(u)(12)(C) are satisfied).

Notwithstanding the above paragraph, for purposes of Section 401(k)(2)(B)(i)(I), an individual is treated as having been severed from employment during any period the individual is performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code. If an individual elects, in accordance with this paragraph, to receive a distribution by reason of severance from employment, death or disability, the individual may not make Salary Reduction Contributions and/or Roth Contributions during the 6-month period beginning on the date of the distribution.

ARTICLE III ‑ CONTRIBUTIONS TO THE PLAN

3.1	Salary Reduction Contributions and Roth Contributions.

(a)
In order to authorize Salary Reduction Contributions or Roth Contributions to be made on his behalf to his Salary Reduction Contribution Account or Roth Contribution Account, a Participant shall execute a salary reduction agreement indicating the percentage (in any whole increment) by which his Compensation shall be reduced on account of such Salary Reduction Contributions and/or Roth Contributions, or take such other action at such time and in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Plan Administrator shall prescribe. Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Plan Administrator, each Participant may enter into, change or revoke a salary reduction agreement at any time. Each salary reduction agreement will be applicable to all payroll periods during which such agreement is in effect.

Effective January 1, 2006, the rate of Salary Reduction Contributions of a Participant may automatically be increased by a whole percentage between 1% and 3% on an annual basis as selected by the Participant, to commence as of a date selected by the Participant in accordance with procedures established by the Plan Administrator; provided that a Participant’s rate of Salary Reduction Contributions shall not increase to a percentage in excess of that otherwise permitted by the Plan, or, if less, the applicable Code limits. Notwithstanding the foregoing, a Participant may elect, in accordance with procedures established by the Plan Administrator, not to be subject to an automatic increase (including an automatic increase previously elected) or may elect a different annual increase in his or her deferral percentage (subject to the otherwise applicable terms of the Plan).

(b)
Notwithstanding the foregoing, with respect to any Eligible Employee who is hired or rehired on or after January 1, 2007, Salary Reduction Contributions shall automatically be contributed to a Salary Reduction Contribution Account (in an amount described in Subsection (e) below) and invested in a designated default investment fund unless he either (i) affirmatively elects not to participate in the Plan, or (ii) affirmatively elects a deferral percentage by executing a salary reduction agreement or taking such other action at such time and in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Plan Administrator shall prescribe.

(c)
Salary Reduction Contributions and Roth Contributions made on behalf of a Participant for any calendar year shall not exceed $10,500 (as adjusted in accordance with Section 402(g) of the Code and regulations thereunder). To the extent necessary to satisfy this limitation for any calendar year:

(1)	elections under Subsection (a) of this Section shall be prospectively restricted; and,

(2)
after application of Subparagraph (1), the excess Salary Reduction Contributions and/or Roth Contributions (with earnings thereon, but reduced by any amounts previously distributed) shall be paid to the Participant on or before the April 15 first following the calendar year in which such excess Salary Reduction Contributions and/or Roth Contributions were made. If the Participant has made both Salary Reduction Contributions and Roth Contributions, the Participant shall be deemed to have elected a return of Roth Contributions first and Salary Reduction Contributions second, to the extent necessary to meet the dollar limitations specified in this Section 3.1(c). Investment earnings on excess Salary Reduction Contributions and/or Roth Contributions shall be determined pursuant to IRS Treas. Reg. Section 1.402(g)-1(e)(5). For the 2007 Plan Year, such earnings shall include the allocation of investment earnings for the period subsequent to the end of the Plan Year and prior to distribution of such excess Salary Reduction Contributions (“gap period earnings”). Effective with the 2008 Plan Year, such earnings shall not reflect these “gap period earnings”.

(d)
A salary reduction agreement and any revocation which conforms to the terms and conditions prescribed by the Plan Administrator shall be effective for the first payroll period following the receipt of such agreement or within a reasonable period thereafter and shall continue in effect until revoked by the Participant.

(e)
For any Eligible Employee who is hired or rehired on or after January 1, 2007 and with respect to whom a salary reduction agreement has not been filed or is not effective for any given payroll period, he shall be deemed to have elected a Salary Reduction Contribution equal to three percent (3%) of his Compensation in lieu of cash. This automatic deferral percentage will automatically be increased by one percent (1%) annually beginning in 2008 until the automatic deferral percentage reaches six percent (6%). Such automatic deferral percentage increases shall be communicated to Eligible Employees and shall take effect annually each April (unless an alternative election is made). Eligible Employees may elect to opt out of such automatic increases.

(f)
Catch-up Contributions. Effective October 1, 2002, each Participant who is eligible to make Salary Reduction Contributions and, effective January 1, 2011, Roth Contributions and who has attained age 50 before the close of a Plan Year shall be eligible to make Catch-up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-up Contributions.

3.2	Voluntary Contributions.

(a)
Effective January 1, 1994, Voluntary Contributions shall not be permitted to be made under this Plan. Voluntary Contributions made prior to January 1, 1994 shall be maintained in each Participant's Voluntary Contribution Account and shall be subject to the Plan provisions as herein set forth.

(b)
Prior to January 1, 1994, Participants were permitted to make Voluntary Contributions under this Plan in an amount which when added to the amount, if any, of any voluntary contributions to other qualified plans of the Participating Company, did not exceed 10% of their Compensation while Participants, and which amount was subject to the applicable nondiscrimination testing and maximum allocation requirements under the Plan at that time. Voluntary Contributions are credited to a Participant’s Voluntary Savings Account and amounts credited to such Account shall be 100 percent vested and nonforfeitable at all times. Contributions made hereunder by Participants are not intended to be deductible by Participants under Section 219(a) of the Code.

3.3    Employer Contributions.

(a)
Matching Contributions. Subject to the limitations set forth in Section 3.5, the Company shall make Matching Contributions to the Plan on behalf of each Participant for whom Salary Reduction Contributions and/or Roth Contributions are made pursuant to Section 3.1 above, equal to one hundred percent (100%) of the Participant’s Salary Reduction Contributions and/or Roth Contributions, including Catch-up Contributions described in Subsection 3.1(f), up to six percent (6%) of his Compensation. Matching Contributions will be allocated on a quarterly basis to Participants who have made Salary Reduction Contributions and/or Roth Contributions during that quarter, and credited to the Participant’s Matching Contribution Account. Notwithstanding the foregoing, the Company shall make a “true up” Matching Contribution for each Plan Year. Such “true up” Matching Contribution will be equal to the difference between the Matching Contribution actually received during the Plan Year and the Matching Contribution that the Participant would have received if the Matching Contribution was made on an annualized basis (instead of a quarterly basis). In no event shall the total contributions received under this sub-section exceed six percent (6%) of a Participant’s Compensation.

(b)
401(k) Safe Harbor Matching Contribution Status. Matching Contributions are intended to satisfy the safe harbor rules under Sections 401(k)(12) and 401(m)(1) of the Code and the Plan shall be interpreted and administered in accordance therewith. However, the fact that the Company has elected that the Plan be treated as a safe harbor 401(k) plan for a Plan Year shall in no way bind the Plan to continue to maintain such status for future Plan Years.

(c)
Discretionary Contributions. The Company may contribute to the Plan such discretionary amounts as the Board of Directors shall determine annually in its sole and absolute discretion. Such contribution may be made without regard to the existence or nonexistence of net profits of the Company. The contribution, if any, may be fixed in terms of dollars, percentage of net profits, percentage of Compensation, or any other method determined by the Board of Directors. Any such contributions will be allocated to the Discretionary Contribution Account of each eligible Participant (as defined in Section 2.1) as a uniform flat dollar amount.

(d)
Transition Credit Contributions. Commencing with the Plan Year beginning January 1, 2007, and for a total period of five (5) Plan Years including the 2007 Plan Year, the Company will contribute a percentage (described as the “Contribution Percentage” below) of an eligible Participant’s Compensation to the Plan based on the sum of a Participant’s whole age as of January 1, 2007 plus two (2) times the Participant’s Years of Service (as defined under the Radian Group Inc. Pension Plan) as of January 1, 2007 (each eligible Participant will be assigned points representing the above total). Additionally, for purposes of this paragraph, a Participant who has completed one thousand (1,000) Hours of Service in a Year of Service period commencing in 2006 shall be credited with a Year of Service for that fractional period. The number of points assigned to a Participant as of January 1, 2007 shall not increase thereafter. The contribution percentage that applies to an eligible Participant for each Plan Year shall be determined in accordance with the following schedule:

Points                    Contribution Percentage
Less than 45                     0%
45 but less than 50                 1%
50 but less than 55                 1.5%
55 but less than 60                 2%
60 but less than 65                 2.5%
65 but less than 70                 3%
70 but less than 75                 3.5%
75 or more                     4%

The contribution under this Section 3.3(d) will be credited to the Participant’s Transition Credit Contributions Account.

(e)
All Matching Contributions to the Plan shall be made in Company Stock or cash subject to the Participant’s right to diversify in accordance with Subsection 10.5(c). Effective November 10, 2010, the Plan Administrator shall determine the form in which Matching Contributions shall be made. All other employer contributions described in this Section 3.3 shall be made in cash from the Company’s current or accumulated earnings as computed in accordance with accepted accounting practices, before deduction of federal income taxes and reserves for contingencies, if any, other than reasonable reserves of a type or character allowed or allowable as deductions for federal income tax purposes, and before deduction of any contributions hereunder. In no event, however, shall Company contributions for any year (whether made pursuant to Section 3.1 or otherwise) exceed an amount deductible for such year for income tax purposes as a contribution to the Fund under the applicable provisions of the Code.

3.4
Timing of Contributions. Contributions for any Plan Year under Section 3.3 shall be made no later than the last date on which amounts so paid may be deducted for Federal income tax purposes for the taxable year of the Company in which the Plan Year ends. All Contributions made under Section 3.3 are expressly conditioned upon their deductibility for Federal income tax purposes.

3.5
Maximum Allocation. The provisions of this Section (which shall be effective for Plan Years and Limitation Years beginning on or after January 1, 2008) shall be construed in a manner which is consistent with Section 415 of the Code (which is hereby incorporated herein) and the rulings and regulations issued thereunder.

(a)
Notwithstanding anything in this Article to the contrary, effective for Limitation Years beginning on or after January 1, 2008, the Annual Addition with respect to a Participant for a Limitation Year shall in no event exceed the lesser of:

(1)	The maximum dollar amount permitted under Code Section 415(c)(1)(A), adjusted as provided in Code Section 415(d) (e.g., $46,000 for the Limitation Year ending in 2008); or

(2)	100 percent of the Participant’s 415 Compensation for the Limitation Year.

Provided, however, that the limit in clause (1) shall be pro rated for any short Limitation Year and the limit in clause (2) shall not apply to any contribution for medical benefits within the meaning of Code Section 401(h) or 419A(f)(2) after separation from service which is otherwise treated as an Annual Addition under Code Section 419A(d)(2) or 415(l)(1).

A Participant’s Salary Reduction Contributions and/or Roth Contributions may be re-characterized as a Catch-up Contribution and excluded from the Participant’s Annual Addition for the applicable Limitation Year to satisfy the above requirements.

(b)
Notwithstanding any provision of the Plan to the contrary, if the Annual Addition (within the meaning of Code Section 415) for any Participant exceeds the limits specified above in Section 3.5(a), the Plan Administrator shall correct such excess in accordance with the methods prescribed under the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2008-50 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 regulations.

(c)
“415 Compensation” shall mean compensation as defined in Treasury Regulation Section 1.415(c)-2(b), exclusive of amounts listed in Regulation Section 1.415(c)-2(c). Thus, such 415 Compensation includes but is not limited to all income recognized as a result of an election under Section 83(b) of the Code, taxable amounts received by the Participant through accident or health insurance for personal injury or sickness or from a self-insured medical expense reimbursement plan, moving expenses paid or reimbursed by a Participating Company in excess of any amount deductible by the Participant, and any amount included in his taxable income as a result of the grant of a nonqualified stock option by a Participating Company. 415 Compensation for this purpose shall not include any amounts which are not included in a Member’s gross income for federal tax purposes, provided, however, that 415 Compensation shall include amounts that would have been received and included in gross income but for elective deferrals under Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

415 Compensation shall include compensation paid by the later of 2-1/2 months after severance from employment or the end of the Limitation Year in which severance from employment occurred if the payment is regular compensation or other compensation that would, absent a termination of employment, have been paid to the Participant while the Participant continued in employment. All other post-severance payments (including payment of unused sick, vacation or other leave pay or payments received by the Participant pursuant to a non-qualified, unfunded deferred compensation plan) shall not be included in 415 Compensation.

Notwithstanding any provision of the Plan to the contrary, a Participant’s 415 Compensation shall not include compensation for a year in excess of the limitation under Code Section 401(a)(17) that is in effect for such year.

(d)	“Limitation Year” shall mean, for the purposes of Section 415 of the Code, the Plan Year.

(e)	“Annual Addition” shall include the following amounts allocated to the Participant for the Limitation Year:

(1)
all employer contributions allocated to the Participant’s Account under any qualified defined contribution plan maintained by the Company (or a Participating Company), including amounts attributable to forfeitures, if any, applied to reduce the Company’s contribution obligation, but excluding Catch-up Contributions;

(2)	all employee contributions allocated to the Participant’s Account under any qualified defined contribution plan maintained by the Company (or a Participating Company);

(3)	all forfeitures allocated to the Participant’s Account under any qualified defined contribution plan maintained by the Company (or a Participating Company).

3.6	Rollover Contributions.

(a)
A Participant or an Eligible Employee (including an Employee who is not eligible to participate in this Plan because he has not satisfied the eligibility requirements of Section 2.1) may transfer, or have transferred directly to the Fund from an individual retirement account described in Section 408(a) of the Code; an individual retirement annuity described in Section 408(b) of the Code; an annuity plan described in Section 403(a) of the Code; an annuity contract described in Section 403(b) of the Code; an eligible retirement plan under Section 457(b) of the Code; or a qualified trust described in Section 401(a) of the Code of a former employer, all or a portion of his interest in the distributing plan, except that:

(1)
the interest being transferred shall not include assets from any plan to the extent that the Plan Administrator determines that such interest would impose upon this Plan requirements as to form of distribution that would not otherwise apply hereunder; and

(2)
the interest being transferred shall not contain nondeductible contributions made to the distributing plan by the Participant or Eligible Employee unless the transfer to the Fund is directly from the funding agent of the distributing plan.

Notwithstanding the above language, any Participant (whether a current or a former Employee) with an Account in the Plan at the time that distributions are offered in conjunction with the termination of the Radian Group Inc. Pension Plan may transfer (or have transferred directly) to the Fund all or a portion of his interest in the Pension Plan to the extent such interest qualifies as an “eligible rollover distribution” within the meaning of Code Section 402(c)(4).

Additionally, with respect to any transfer made under this subsection, such transfer shall be permissible if the Plan Administrator reasonably concludes that the transfer is a valid rollover contribution as set forth in IRS Reg. §1.401(a)(31)-1, Q&A-14. The Plan Administrator shall promptly return to the Participant any contribution later determined to be an invalid rollover contribution together with any earnings attributable thereto.

(b)
In addition, a Participant or an Eligible Employee who has established an individual retirement account to hold distributions received from qualified retirement plans of former employers may, with the consent of the Plan Administrator, transfer all of the assets of such individual retirement account to the Fund. Such individual retirement account shall not contain non-deductible contributions made by the Participant or Eligible Employee while he was a participant in the plans of his former employers.

(c)
The distributions transferred by a Participant or an Eligible Employee from another qualified retirement plan or from an individual retirement account shall be credited to the Participant’s or Eligible Employee’s Rollover

Account (or, effective January 1, 2011, for applicable distributions from another qualified retirement plan, the Participant’s Roth Rollover Contribution Account). A Participant or Eligible Employee shall be fully vested at all times in his Rollover Account and Roth Rollover Contribution Account.

(d)	The Plan shall not accept a distribution from any other qualified retirement plan or from an individual retirement account unless the following conditions are met:

(1)
the distribution being transferred must come directly from the fiduciary of the plan of the former employer, or it must come from the Participant or Eligible Employee within 60 days after the Participant or Eligible Employee receives a distribution from such other qualified retirement plan or individual retirement account;

(2)	distributions from a plan for a self‑employed person shall not be transferred to this Plan, unless the transfer is directly to the Fund from the funding agent of the distributing plan;

(3)
the distribution being transferred will not cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity requirements of Sections 401(a)(11) and 417 of the Code apply; and

(4)	the distribution being transferred will not cause the Plan, by operation of Code Section 411(d)(6), to provide an optional form of benefit payment that differs from the forms provided in Article VI.

(e)
Notwithstanding any provisions of the Plan to the contrary, effective January 1, 2011, the Plan will accept a rollover contribution to the Roth Rollover Contribution Account (but only if it is a direct rollover from a Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code).

(f)
Any amounts contributed to the Plan pursuant to this Section 3.6 shall be excluded from the value of a Participant’s Account for the purpose of determining whether such value is $5,000 or less pursuant to Sections 6.6(a), 6.11(a) and 6.11(b) of the Plan.

ARTICLE IV ‑ PARTICIPANTS' ACCOUNTS

4.1
Accounts. All Contributions and earnings thereon may be invested in one commingled Fund for the benefit of all Participants. However, in order that the interest of each Participant may be accurately determined and computed, a separate Account shall be maintained for each Participant. These Accounts shall represent the Participants’ individual interest in the Fund. All Contributions shall be credited to Participants’ Accounts as set forth in Article III.

4.2    Valuation. The value of each Investment Medium in the Fund shall be computed by the Trustee as of the close of business on each Valuation Date on the basis of the fair market value of the assets of the Fund.

4.3
Apportionment of Gain or Loss. The value of each Investment Medium in the Fund shall be apportioned pro rata among the Participant’s Accounts which are invested in such Investment Medium at the current Valuation Date.

ARTICLE V ‑ VESTING

5.1	Nonforfeitable Amounts.

(a)
A Participant shall have a 100% nonforfeitable interest at all times in his Salary Reduction Contribution Account, Roth Contribution Account, Transition Credit Contributions Account, Rollover Contribution Account, Roth Rollover Contribution Account and Voluntary Savings Account.

(b)
A Participant who terminated from employment prior to December 31, 2006 shall be vested in his Matching Contribution and Discretionary Contribution Accounts based on his Years of Service in accordance with the following table:

Years of Service        Vested Percentage
Less than 2         0%
2            20%
3            40%
4            60%
5            80%
6 or more        100%

A Participant covered under this sub-section also shall have a 100% nonforfeitable interest in his Matching Contribution and Discretionary Contribution Accounts upon the attainment of his Normal Retirement Age, Total Disability or upon his death prior to Separation from Service.

Notwithstanding any provisions of the Plan to the contrary, the Participant whose Social Security Number is 224-77-XXXX shall be deemed to have a 100% nonforfeitable interest in her Matching Contribution and Discretionary Contribution Accounts as of her first day of employment with Radian Representatives Ldt. UK.

(c)
A Participant shall have a 100% nonforfeitable interest at all times in his Matching Contribution Account with respect to Matching Contributions attributable to Salary Reduction Contributions and/or Roth Contributions made on or after January 1, 2007. Additionally, with respect to the portion of his Matching Contribution Account attributable to Salary Reduction Contributions made prior to January 1, 2007, a Participant shall have a 100% nonforfeitable interest if the Participant is actively employed by a Participating Company on December 31, 2006.

(d)
A Participant employed by a Participating Company on January 1, 2007 or thereafter shall be vested in his Discretionary Contribution Account based on his Years of Service in accordance with the following table:

Years of Service                Vested Percentage
Less than 3                    0%
3 or more                 100%

A Participant shall also have a 100% nonforfeitable interest in his Discretionary Contribution Account upon the attainment of his Normal Retirement Age, Total Disability or upon his death prior to Separation from Service.

5.2
Period of Severance and Loss of Service. A Participant’s Years of Service shall be canceled if he incurs a Period of Severance before his Normal Retirement Age and at a time when his vested percentage in his Matching Contribution Account under Subsection 5.1(b) is zero, or he has no Matching Contribution Account under the Plan.

5.3	Restoration of Service.

(a)
The Years of Service of a Participant whose Years of Service have been canceled pursuant to Section 5.2 shall be restored to his credit if he thereafter completes a Year of Service at a time when a Period of Severance is less than the greater of (1) the number of Years of Service to his credit when the first such Separation from Service occurred, or (2) five.

(b)
If any other Participant has had a five-year Period of Severance and subsequently becomes an Eligible Employee again, Years of Service after such five-year period shall not be taken into account in increasing the vested percentage of his Account as of his Separation from Service.

5.4	Forfeitures and Restoration of Forfeited Amounts upon Reemployment.

(a)	The nonvested portion of a terminated Participant's Account shall become a forfeiture as of last day of the Plan Year in which he incurs a Separation from Service.

(a)	Amounts forfeited from a Participant's Account under Subsection (a) of this Section shall be used by the Participating Companies to reduce future Company Contributions.

(c)
If a Participant who has received a distribution whereby any part of his Account has been forfeited subsequently becomes an Eligible Employee again prior to incurring a five-year Period of Severance, the amount forfeited, if any, from his previous Matching Contribution Account or Discretionary Contribution Account under Subsection (a) shall be restored to his new Matching Contribution Account or Discretionary Contribution Account.

(d)
If a Participant has had a five-year Period of Severance and subsequently becomes an Eligible Employee again, the amount forfeited under Subsection (a) of this Section shall not be restored to his Matching Contribution Account or Discretionary Contribution Account under any circumstances.

(e)
Notwithstanding the foregoing, Salary Reduction Contributions and/or Roth Contributions will not be disregarded under the Plan when determining whether a Participant has had his entire vested interest under the Plan distributed to him. Therefore, a Participant who is zero percent vested under the Plan’s forfeiture provisions will not incur a deemed distribution so long as a Salary Reduction Contribution Account or Roth Contribution Account is maintained for the Participant.

(f)
Service prior to a five-year Period of Severance shall not be disregarded in the case of a Participant who is zero percent vested, but for whom a Salary Reduction Contribution Account or Roth Contribution Account is maintained.

ARTICLE VI ‑ DISTRIBUTIONS

6.1
General. The vested interest of each Participant in the Fund shall be distributed in the manner, in the amount, and at the time provided in this Article, except as provided in Article VII and except in the event of the termination of the Plan. All distributions shall be made in the form of cash.

6.2	Normal Retirement. A Participant who has a Separation from Service on his Normal Retirement Age shall have his Account paid to him in a single lump sum.

6.3	Early Retirement. A Participant who has a Separation from Service on his Early Retirement Date may request to have his Account paid to him in a single lump sum.

6.4
Late Retirement. A Participant who has a Separation from Service after his Normal Retirement Age shall participate in the Plan on the same basis as other Participants. When such a Participant has a Separation from Service, his Account shall be paid to him in a single lump sum.

6.5
Death. If a Participant dies prior to his Annuity Starting Date, his vested Account shall be paid to his Beneficiary in a single lump sum. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the Participant’s Beneficiary shall be entitled to any benefits that would have been provided under the Plan as if the Participant had resumed and then terminated employment on account of death, in accordance with the Heroes Earnings Assistance and Relief Tax Act of 2008.

6.6	Total Disability.

(a)
If a Participant who is an Employee suffers a Total Disability and has a Separation from Service, his Account shall be paid to him in a single lump sum following the determination of his Total Disability and his Separation from Service. If the value of his Account is $5,000 ($3,500 prior to January 1, 1998) or less, his Account shall not be paid to him until (1) he submits his written consent to such distribution not more than 90 days prior to the Annuity Starting Date or (2) he attains his Normal Retirement Date, or (3) he dies.

(b)
The Plan Administrator shall provide to each such Participant a notice that he has the right to defer his Annuity Starting Date until the earlier of his Normal Retirement Age or his death. Such notice shall be furnished not less than 30 days nor more than 90 days prior to any Annuity Starting Date that occurs prior to the earlier of his Normal Retirement Date or his death.

6.7
Valuation for Distribution. For the purposes of paying any vested Account balance to a Participant or his beneficiaries under the provisions of this Article, the value of the Fund and the amount of the Participant's interest shall be determined in accordance with the provisions of Article VI as of the Valuation Date coincident with or immediately following the later of the date of the Participant's Separation from Service or the date the properly executed distribution request forms are processed for payment by the Plan Administrator.

6.8
Payment of Benefits. The value of a Participant's vested Account may also be paid in installment payments over a period not to exceed 120 months, with the amount of each installment to be equal to the value of the vested Participant's interest in the Plan on the Annuity Starting Date, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining installments due (including the installment in question).

Notwithstanding the foregoing, with respect to Participants who have not elected to commence payment of their vested Account prior to January 1, 2007, the option to receive installment payments as a form of distribution shall no longer be available. Participants who have elected to receive installment payments prior to January 1, 2007 shall continue to receive installment payments.

6.9	Timing of Distribution.

(a)
Except as provided in Subsections (b) through (d) of this Section and Section 6.11, a Participant's benefit shall be paid as soon as practicable after the later of the date of the Participant's Separation from Service or the date the properly executed distribution request forms are processed for payment by the Plan Administrator.

(b)
A Participant's Annuity Starting Date shall be no later than the 60th day after the close of the Plan Year in which the Participant attains his Normal Retirement Age or has a Separation from Service, whichever occurs last.

(c)
If a Participant dies before his Annuity Starting Date, his entire Account under the Plan shall be distributed to his Beneficiary as soon as administratively practicable after the Plan Administrator processes a request for the payment of the benefit.

(d)
Notwithstanding anything in the Plan to the contrary, effective beginning with the 2003 calendar year, the form and the timing of all distributions under the Plan shall be in accordance with final regulations issued by the Department of the Treasury under Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, the provisions of which are incorporated and described in Article XIV. Notwithstanding anything in the Plan to the contrary, with respect to distributions under the Plan made on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) of the Code that were proposed on January 17, 2001 (the 2001 Proposed Regulations). Minimum distributions under the Plan shall continue to be made in accordance with the 2001 Proposed Regulations until the calendar year beginning before the effective date of the final regulations under Section 401(a)(9) of the Code or such other date as may be published by the Internal Revenue Service.

A Participant who has not terminated service with a Participating Company shall be required to withdraw in any Plan Year only the minimum amount required to satisfy section 401(a)(9) of the Code based on the life expectancy or, if elected by the Participant, the joint life expectancies of the Participant and his Beneficiary. The Participant will not be offered the option to have his life expectancy recalculated under the rule of Section 401(a)(9) of the Code.

6.10	Beneficiary Designation.

(a)
A Participant may designate the Beneficiary or Beneficiaries who shall receive his Account balance, upon his death. Such designation shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. Except as otherwise provided in this Section, the Participant may also revoke or change, at any time and from time to time, any Beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. If a Participant names a trust as Beneficiary, a change in the identity of the trustees or in the instrument governing such trust shall not be deemed a change in Beneficiary.

(b)	No designation, revocation, or change of Beneficiaries shall be valid and effective unless and until filed with the Plan Administrator.

(c)	A Participant who does not establish to the satisfaction of the Plan Administrator that he has no Spouse may not designate someone other than his Spouse to be his Beneficiary unless:

(1)	(A) such Spouse (or the Spouse's legal guardian if the Spouse is legally incompetent) executes a written instrument whereby such Spouse consents not to receive such benefit and consents either:

(i)	to the specific Beneficiary or Beneficiaries designated by the Participant; or
(ii)    to the Participant’s right to designate any Beneficiary
without further consent by the Spouse;

(B)	such instrument acknowledges the effect of the election to which the Spouse’s consent is being given; and

(C)	such instrument is witnessed by a Plan representative or notary public; or

(2)	the Participant:

(A)	establishes to the satisfaction of the Plan Administrator that his Spouse cannot be located; or

(B)
furnishes a court order to the Plan Administrator establishing that the Participant is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order (as defined in Section 414(p) of the Code) pertaining to such Participant provides that the Spouse's consent must be obtained; or

(3)
the Spouse has previously given consent in accordance with this Subsection and consented to the Participant's right to designate any Beneficiary without further consent by the Spouse. The consent of a Spouse in accordance with this Subsection (c) shall not be effective with respect to other spouses of the Participant prior to the Participant's Annuity Starting Date, and an election to which Paragraph (2) of this Subsection (c) applies shall become void if the circumstances causing the consent of the Spouse not to be required no longer exist prior to the Participant's Annuity Starting Date.

(d)
If a Participant has no Beneficiary under Subsection (a) of this Section, or if the Participant's Beneficiary(ies) predecease the Participant, or if the Beneficiary(ies) cannot be located by the Plan Administrator, the interest of the deceased Participant shall be paid in the following order of priority: first, to the Participant's children, if any; and second, to the Participant's estate.

6.11	Treatment of Terminated Vested Participant

(a)
(1)    In the case of a Participant who has a Separation from Service (other than by reason of retirement, death, or Total Disability) and who has a nonforfeitable interest in his Account which is $5,000 ($3,500 prior to January 1, 1998) or less, excluding any amounts contributed to the Plan by the Participant pursuant to Section 3.6, the nonforfeitable interest of such Participant, valued in accordance with Article IV, shall be paid to such Participant in a single lump sum as soon as practicable following 60 days after his Separation from Service.

(2)    In the event of a mandatory distribution made in accordance with Section 6.11(a)(1) which is greater than $1,000 but less than or equal to $5,000, if, after receiving the notice described in Code Section 402(f), a Participant does not elect to have such distribution either (i) paid as a direct rollover to an “eligible retirement plan” as such term is defined in Section 6.12(a)(ii) or (ii) paid as a single lump sum directly to the Participant, then the Plan Administrator shall pay such distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

(b)
(1)    In case of a Participant who has a Separation from Service (other than by reason of retirement under Article VI, death, or Total Disability) and who has a nonforfeitable interest in his Account which is more than $5,000 ($3,500 prior to January 1, 1998), the nonforfeitable interest of such Participant, valued in accordance with Article IV, shall be paid to such Participant as soon as practicable following the Valuation Date coincident with or next following his Separation from Service, provided the Participant submits his written consent to the distribution not more than 90 days prior to the Annuity Starting Date.

A Participant may elect in writing (not more than 90 days prior to the Annuity Starting Date) to have his nonforfeitable interest paid to him any time after his Separation from Service.

Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the latest of the close of the Plan Year in which:

(A)	the Participant attains age 65;

(B)	occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

(C)	the Participant terminates service with the Participating Companies and Affiliated Companies.

Notwithstanding the foregoing, the failure of a Participant to consent to a distribution while a benefit is immediately distributable shall be deemed to be an election to defer commencement of payment of any benefit sufficient to satisfy this Section.

(2)
The Plan Administrator shall notify a Participant that he has the right to defer distribution until the earlier of what would have been his Normal Retirement date or his death, prior to obtaining his written consent. Such notice shall be furnished not less than 30 days nor more than 90 days prior to the Annuity Starting Date that occurs prior to what would have been the Participant’s Normal Retirement Age, or his death if earlier.

6.12	Direct Rollover.
Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator not less than 30 days prior to the date of the distribution to have all or any portion of an Eligible Rollover Distribution from the Plan paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The following definitions will apply for the purposes of this Section 6.12.

(a)	Definitions.

(i)
“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, any distribution for a specified period of ten years or more, any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or any portion of a hardship withdrawal. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, any such portion of after-tax contributions may be paid only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code (or, on and after January 1, 2007, a qualified defined benefit plan described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii)
“Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, a Roth IRA described in Section 408A of the Code (for distributions commencing on or after January 1, 2008), or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. With respect to any portion of a Participant’s distribution consisting of after-tax contributions (Voluntary Contributions), an Eligible Retirement Plan means an individual retirement account or annuity described in Section 408(a) or (b) of the Code, a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code (or, on and after January 1, 2007, a qualified defined benefit plan described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. Notwithstanding the foregoing, in the case of a Distributee who is a non-spouse Beneficiary of a Participant, an Eligible Retirement Plan shall only include an individual retirement account or annuity described in Code Section 408(a), 408(b) or

408A that is an inherited retirement account or annuity under the Code. With respect to any portion of a distribution attributable to an individual’s Roth Contribution Account or Roth Rollover Contribution Account, an Eligible Retirement Plan means another designated Roth account of the individual from whose Account the distribution was made or a Roth IRA (described in Section 408A of the Code) of such individual.

(iii)
“Distributee” means a Participant, a Participant’s Spouse or a Participant’s former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. For distributions on or after January 1, 2010, a Distributee also includes a Beneficiary other than a Spouse.

(iv)	“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(b)	A distribution to which this Section 6.12 applies, may commence less than 30 days after the notice required under section 1.411(a)‑11(c) of Code Regulation is given, provided that

(1)
the Plan Administrator clearly informs the Participant that he has the right to a period of a least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution.

(2)	the Participant, after receiving the notice, affirmatively elects a distribution.

ARTICLE VII ‑ WITHDRAWALS

7.1	Non‑Hardship In‑Service Withdrawals. The following withdrawals shall be governed by the provisions of Sections 7.3 through 7.7 of the Plan:

(a)
A Participant who has a Voluntary Savings Account may withdraw such subaccount by submitting a written request to the Plan Administrator specifying the amount to be withdrawn 15 days before the date such withdrawal will be made.

(b)	A Participant may withdraw any portion of his vested Account balance upon his attainment of Age 59-1/2.

(c)	A Participant may withdraw of any portion of his Rollover Contribution Account and/or Roth Rollover Contribution Account.

7.2	Hardship Withdrawals Subject to Code Section 401(k).

(a)
A Participant may apply in writing to the Plan Administrator for a hardship withdrawal from his Discretionary Contribution Account, Transition Credit Contribution Account, Salary Reduction Contribution Account, Roth Contribution Account, Matching Contribution Account (other than that portion attributable to Matching Contributions made to the Plan on or after January 1, 2007) , Rollover Contribution Account or Roth Rollover Contribution Account at any time. The withdrawal must satisfy the criteria set forth below, and may be approved or disapproved at the discretion of the Plan Administrator. Hardship withdrawals from a Participant's Salary Reduction Contribution Account are not permitted from income on a Participant's Salary Reduction Contributions, except to the extent of earnings on or before December 31, 1988, nor are such withdrawals permitted to include Employer Contributions which were treated as pre‑tax contributions as a result of the application of the special nondiscrimination requirements under rules prescribed by the Secretary of the Treasury for employer contributions that are used to meet the vesting and withdrawal restrictions for Salary Reduction Contributions. The amount withdrawn shall be governed by the provisions of Sections 7.3 through 7.7.

(b)	A withdrawal under this Section shall be permitted only if the Plan Administrator finds that:

(1)	it is made on account of immediate and heavy financial need (as defined in Subsection (c) of this Section) of the Participant; and

(2)	it is necessary (as defined in Subsection (d) of this Section) to satisfy such immediate and heavy financial need.

(c)	A Participant shall be deemed to have an immediate and heavy financial need if the Participant requests distribution on account of:

(1)	medical expenses described in Section 213(d) of the Code and incurred by the Participant, his Spouse, or any of the Participant's dependents (as defined in Section 152 of the Code);

(2)	costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(3)	the payment of tuition, related expenses and room and board for the next 12‑months of post‑secondary education for the Participant, his Spouse, children, or dependents;

(4)	payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence;

(5)	effective January 1, 2007, payments for funeral or burial expenses for the Participant’s deceased parent, spouse, child or dependents;

(6)
effective January 1, 2007, expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent of adjusted gross income); or

(7)	such other circumstances or events as may be prescribed by the Secretary of the Treasury or his delegate.

(d)	A withdrawal shall be deemed to be necessary to satisfy an immediate and heavy financial need if:

(1)
the amount of the withdrawal does not exceed the amount of the Participant's immediate and heavy financial need and may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such withdrawal;

(2)
the Participant has obtained all currently permissible distributions (other than hardship distributions) and non‑taxable loans, if any, under this and all other plans maintained by the Participating Companies and all Affiliated Companies; and

(3)
the Participant is not permitted to make Salary Reduction Contributions, Roth Contributions or elective contributions and employee contribution deferrals (other than mandatory contributions under a defined benefit plan) under any plan maintained by the Participating Company or any Affiliated Company for a period of six months commencing on the date of his receipt of the withdrawal.

7.3
Amount and Payment of Withdrawals. The amount of any withdrawal will be determined on the basis of the value of the applicable portions of the Participant's Account as of the Valuation Date coincident with or immediately preceding the date of the withdrawal. The minimum amount that may be withdrawn under Section 7.2 is five hundred ($500) dollars.

7.4	Withdrawals Not Subject to Replacement. A Participant may not repay any portion of his Account withdrawn under this Plan.

7.5
Investment Medium to be Charged with Withdrawal. Unless otherwise elected by the Participant, the withdrawal will be made out of the Participant's interest in the various Investment Media in proportion to the Participant's share in such Investment Media.

7.6	Order of Withdrawals.

(a)
Withdrawals from the Plan upon the Participant’s attainment of age 59-1/2 shall be charged against the Participant's Account in the following order: first from the Voluntary Savings Account, if any; second from the

Rollover Contribution Account, if any; third from the Matching Contribution Account, if any; fourth from the Transition Credit Contribution Account and Discretionary Contribution Account, if any; fifth from the Salary Reduction Contribution Account, if any; sixth from the Roth Contribution Account, if any; and seventh from the Roth Rollover Contribution Account.

(b)
Hardship withdrawals from the Plan shall be charged against the applicable portions of the Participant’s Account in the following order: first from the Rollover Contribution Account, if any; second from the Matching Contribution Account (other than that portion attributable to Matching Contributions made on or after January 1, 2007), if any; third from the Transition Credit Contribution Account and Discretionary Contribution Account, if any; fourth from the Salary Reduction Contribution Account, if any; fifth from the Roth Contribution Account, if any; and sixth from the Roth Rollover Contribution Account.

7.7
Timing of Withdrawals. A Participant may make only two hardship withdrawals, pursuant to Section 7.2, in any Plan Year or 12-month period and only one withdrawal in any Plan Year or 12-month period pursuant to Sections 7.1(a), (b) and (c).

7.8
Qualified Reservist Distributions. Effective January 1, 2010, a Participant shall be permitted to elect a Qualified Reservist Distribution. A “Qualified Reservist Distribution” is any distribution to a Participant who is ordered or called to active duty after September 11, 2001, if: (i) the distribution is from the Participant’s Salary Reduction Contributions Account and/or Roth Contributions Account; (ii) the individual was (by reason of being a member of a reserve component, as defined in Section 101 of Title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the Plan makes the distribution during the period beginning on the date of such order or call, and ending at the close of the active duty period.

ARTICLE VIII ‑ LOANS TO PARTICIPANTS

8.1
Loan Application. Each Participant shall be eligible to make an application for a loan from the Plan. All applications shall be made to the Plan Administrator on forms which it prescribes, and the Plan Administrator shall rule upon such applications in a uniform and nondiscriminatory manner in accordance with the rules and guidelines set forth in this Article.

8.2
Loan Approval. No more than one application for a loan shall be approved per Participant during any Plan Year. Notwithstanding the foregoing, for the period beginning on August 1, 2004, and ending June 20, 2012, a Participant may have up to two loan applications approved during a Plan Year. In no event shall a Participant be permitted to have more than one loan from this Plan outstanding at any time.

8.3	Amount of Loan.

(a)	Subject to the limits on loan amounts in Subsections (b) and (c) below, a
Participant may borrow from the subaccounts in his Account in the following order:

(1)	the Voluntary Savings Account,

(2)	the Salary Reduction Contribution Account,

(3)	the Roth Contribution Account,

(4)	the Rollover Contribution Account,

(5)	the Roth Rollover Contribution Account,

(6)	the Matching Contribution Account,

(7)	the Transition Credit Contribution Account and the Discretionary Contribution Account.

(b)	The minimum loan amount shall be $1,000.00.

(c)
The total amount of a Participant's outstanding loans under this Plan and all other plans qualified under Section 401(a) of the Code which are sponsored by the Participating Company or any Affiliated Company shall not exceed the lesser of (1) $50,000, reduced by the excess of the highest outstanding loan balance during the 12-months before the new loan is made over the outstanding loan balance on the date of the new loan, or (2) fifty percent (50%) of the value of the Participant's vested interest in the subaccounts listed in (a).

8.4	Terms of Loan.

(a)
Each loan shall be evidenced by the Participant's execution of a personal installment note on such form as shall be supplied by the Plan Administrator. Each such note shall specify the period of repayment, which shall be no longer than 60 months from the date on which the loan is distributed, except that in the event of a purchase of a primary residence, the period may be up to 25 years. Each note shall also specify the interest rate, which shall be equal to (1) the rate a banking institution charges its most creditworthy customers as of the first day of the calendar month in which the completed loan application is received by the Plan Administrator, plus (2) one percentage point. All loans from the Plan shall be nonrenewable.

(b)
All loans shall be repaid in equal installments through payroll deductions or in such other manner as the Plan Administrator may determine. A Participant may repay the outstanding balance of any loan in one lump sum at any time by notifying the Plan Administrator of his or her intent to do so and by forwarding to the Plan Administrator payment in full of the then outstanding balance, plus interest accrued to the date of payment. The amount of principal and interest repaid by a Participant shall be credited to a Participant's Account as each repayment is made.

(c)    In the event of
(1)    the death of a Participant,

(2)	the termination of the Participant's employment with the Participating Company and its affiliates for any reason, or

(3)	the discontinuance of a Participant’s Compensation before a loan is repaid in full, the unpaid balance thereof, with interest due thereon, shall become due and payable. The Trustee shall satisfy the indebtedness from the amount of the Participant's vested interest in his Account before making any payments otherwise due hereunder to the Participant or his Beneficiary.

8.5	Loan Fees.

(a)	The Administrator shall assess a one‑time loan origination fee, payable in cash at the time the funds are distributed or charged against the Account of a Participant who makes a loan from the Plan.

(b)
The amount of the loan origination fee shall be set by the Plan Administrator as of the beginning of each Plan Year, and shall remain in effect throughout such Plan Year. Fees shall be specified in flat dollar amounts, and shall not vary according to the amount of the loan.

8.6	Suspension of Repayments. Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code.

8.7	Additional Rules. The Plan Administrator may establish additional rules relating to Participant loans under the Plan, which rules shall be applied on a uniform and non-discriminatory basis.

ARTICLE IX ‑ PLAN ADMINISTRATION

9.1	Plan Administrator. The Plan Administrator appointed by the Company pursuant to Section 9.2 shall be the plan administrator for purposes of ERISA.

9.2	Appointment. The Plan Administrator shall be a committee appointed by the Board of Directors.

9.3
Term and Compensation. Each member of the committee appointed pursuant to Section 9.2 shall serve until his resignation or dismissal by the Board of Directors. Vacancies shall be filled in the same manner as the original appointments. To resign, a member of the committee shall give written notice, which resignation shall be effective on the earliest of (a) the appointment of his successor, (b) the resignation date specified in such notice, (c) the passing of thirty (30) days after such notice is mailed or personally delivered to the Company, or (d) in the case of a committee member who is an Employee, such member’s termination of employment with the Company and all Affiliated Companies. Each member of the committee which serves as the Plan Administrator who is an Employee shall serve as such without compensation.

9.4	Claims Review.

(a)
The Plan Administrator shall interpret this Plan and shall make all determinations with regard to the administration and application of this Plan. All such determinations shall be final, conclusive and binding except to the extent that they are appealed with regard to benefit claims under the following procedure. In the event that the claim of any person to all or any part of any payment or benefit under this Plan shall be denied, the Plan Administrator shall provide to the claimant, within sixty (60) days after receipt of such claim, a written notice setting forth, in a manner calculated to be understood by the claimant:

(1)	the specific reason or reasons for the denial;

(2)	specific references to the pertinent Plan provision or provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary; and

(4)	an explanation of the Plan's claims procedure.

(b)
Within sixty (60) days after receipt of the material described in Section 9.4(a), the claimant or his duly authorized representative shall have a reasonable opportunity to appeal the claim denial to the Plan Administrator for a full and fair review. The claimant or his duly authorized representative may:

(1)	request a review upon written notice to the Plan Administrator;

(2)	review pertinent documents; and

(3)	submit issues and comments in writing.

(c)
Not later than sixty (60) days after receipt of a request for review, a decision by the Plan Administrator shall be made unless special circumstances require an extension of time for processing, in which event a decision shall be rendered as soon as possible, but in no event later than one hundred twenty (120) days after such receipt. The Plan Administrator shall notify the Participant in writing of any such extension of time before such extension begins.

(d)
The Plan Administrator's decision on review shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provision or provisions on which the decision is based; provided, however, if a written decision is not provided within the period described in Section 9.4(c), the claim shall be deemed to have been denied.

9.5
Plan Administrator Actions. Except as otherwise specifically provided in the Plan, every decision and action of a committee acting as Plan Administrator shall be by a majority vote of the committee or without a formal meeting by the written consent of a majority of the members of the committee then in office. The committee shall select a Secretary and any other officers deemed necessary who shall be authorized to bind the Plan Administrator by their signatures, and shall adopt rules governing its procedures consistent with the terms of this Plan. The committee shall keep a permanent record of its meetings and actions.

9.6
Investment Manager. All contributions so received together with the income there from shall be managed, invested and reinvested by the Trustee, subject, however, to the right of the Company to appoint and employ an Investment Manager or Managers, to manage and/or invest and reinvest the Trust Fund, or any part thereof, in which event the Investment Manager shall be certified as such to the Trustee by the Company and the Trustee shall not be liable for the acts or omissions of such Investment Manager or Managers or be under any obligation to manage or invest the assets of the Trust Fund which are subject to management by such Investment Manager or Managers. An authorized officer of any such Investment Manager shall certify in writing to the Trustee the names of all persons who shall act on behalf of the Investment Manager with respect to the Trust Fund, and the Trustee may rely thereon in its dealings with such Investment Manager. Where appropriate, references in this Plan to Trustee may be interpreted to include any Investment Manager appointed under this Section.

9.7
Benefit Payment Directions. The Plan Administrator shall direct the Trustee or shall cause the Trustee to be directed in writing to make benefit payments from the Trust Fund to Participants, Spouses or Beneficiaries who qualify for such payments under the Plan. Such written order to the Trustee shall specify the name of each such recipient, his address, his Social Security number, and the amount and frequency of such payments.

9.8
Nondiscrimination. The Plan Administrator shall act and shall direct the Trustee to act or cause such action with respect to any Plan benefits or any other matter under the powers of the Plan Administrator under this Plan in a uniform and nondiscriminatory manner toward all Participants and Employees under substantially similar sets of facts and shall not permit discrimination in favor of any officers, owners or Highly Compensated Employees of the Participating Companies.

9.9
Advisors. The Plan Administrator may employ such counsel (who may be counsel for the Company), consultants, accountants, and other individuals as it shall deem advisable. All costs and expenses of the Plan Administrator and the fees of legal counsel, consultants, accounts, and other agents shall be paid by the Participating Companies, or the Participating Companies shall cause such costs and expenses to be paid by the Trustee out of the Trust Fund as provided in Section 10.6.

9.10
Records and Reports. The Plan Administrator shall keep all records relating to Participants (including former Participants) and obtain annual reports from the Trustee and any Investment Manager and collect from the Trustee and any such Investment Manager and other sources any such records as are necessary for proper operation of the Plan. The Plan Administrator shall make an annual report of the assets and liabilities of the Plan and a brief description of the Plan's operation for the immediately preceding Plan Year to the Participating Companies and shall make such report and any other such records available to the Participating Companies, or any Participant, Spouse or Beneficiary for examination during business hours except that a Participant, Spouse or Beneficiary shall examine only such records as pertain exclusively to the examining Participant, Spouse or Beneficiary and the Plan and Trust Agreement as currently in effect or hereafter amended.

9.11
Indemnification. The Company shall indemnify and hold harmless the Plan Administrator, any member thereof and any Employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorneys' fees) incurred at any time as a result of or in connection with any claims, demands, actions or causes of action of any Participants, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in this Plan or Trust Fund or standing to act for any persons or groups having an interest in this Plan or Trust Fund, for or on account of, any of the acts or omissions (or alleged acts or omissions) of the Plan Administrator, any member thereof or any such employee, except to the extent resulting from such person's willful misconduct.

9.12
Power and Duties of the Plan Administrator. The Plan Administrator shall have absolute discretionary authority to interpret this Plan and make determinations as to eligibility for benefits, or construe any other terms of the Plan. Benefits under this Plan shall be paid only if the Plan Administrator decides in his discretion the claimant is entitled to them. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions of this Plan and shall have all powers necessary to accomplish these purposes, including, without limitation and in addition to any other powers described in this Article 9, the right, power, authority and duty:

(a)
to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions of this Plan, provided such rules, regulations and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company;

(b)	to construe all terms, provisions, conditions and limitations of the Plan (in all cases, the construction necessary for the Plan to qualify under the applicable provisions of the Code shall control);

(c)
to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

(d)
to determine all questions relating to eligibility to determine the amount, manner and time of payment of any Plan benefits and to prescribe procedures to be followed by distributee in obtaining benefits;

(f)
to prepare, file and distribute, in such manner as the Plan Administrator determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA;

(g)	to make a determination as to the right of any person to a benefit under the Plan;

(h)	to receive and review reports from the Trustee and any Investment Manager as to the financial condition of the Trust Fund including its receipts and disbursements; and

(i)
to delegate, in its sole discretion, any of its powers or duties to subcommittees, task forces or study groups at such times in such manner as it shall deem expedient to administer and enforce the Plan in a uniform and non‑discriminatory manner for the benefit of all interested parties.

9.13
Participating Company to Supply Information. The Participating Companies shall supply full and timely information to the Plan Administrator relating to the Compensation of all Participants, their ages, their retirement, death or other cause for termination of employment and such other pertinent facts as the Plan Administrator may require. The Participating Companies also shall supply such information to the Trustee and every Investment Manager as necessary for the Trustee and each such Investment Manager to carry out its duties. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon information furnished by the Participating Companies; provided the Plan Administrator shall resolve any factual dispute under this Plan by giving weight to all information available to him.

9.14
Self‑Interest. No member of the Plan Administrator committee shall have any right to vote or decide upon any matter related directly or indirectly to him or any right of his to claim any benefit under the Plan (as opposed to matters relating to Plan Participants in general). In any case in which a committee member is so disqualified to act, and the remaining members cannot agree, the Board of Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

ARTICLE X ‑ THE FUND

10.1
Designation of Trustee. The Company, by appropriate resolution of its Board of Directors, shall name and designate a Trustee and shall enter into a Trust Agreement. The Company shall have the power, by appropriate resolution of its Board of Directors, to amend the Trust Agreement, remove the Trustee, and designate a successor Trustee, as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with the Plan.

10.2
Exclusive Benefit. Prior to the satisfaction of all liabilities under the Plan in the event of termination of the Plan, no part of the corpus or income of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of

Participants and their Beneficiaries or for administrative expenses not otherwise paid by the Participating Companies, except as expressly provided in this Plan and in the Trust Agreement.

10.3	No Interest in Fund. No person shall have any interest in or right to any part of the assets or income of the Fund, except to the extent expressly provided in this Plan and in the Trust Agreement.

10.4
Trustee. The Trustee shall be the named fiduciary with respect to management and control of Plan assets held by it and shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement.

10.5	Investments.

(a)
The Trustee shall invest Salary Reduction Contribution Accounts, Roth Contribution Accounts, Voluntary Savings Accounts, Matching Contribution Accounts, Discretionary Contribution Accounts, Transition Credit Contribution Accounts, Rollover Contribution Accounts and Roth Rollover Contribution Accounts paid to it and income thereon in such Investment Media as each Participant may select from among the Investment Media established by the Plan Administrator, subject to the provisions of Section 10.5(c). The Investment Media established by the Plan Administrator shall include Company Stock. Such investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee.

(b)
A Participant shall select one or more of the Investment Media in which his Account shall be invested, except as provided in Subsection (c), and the percentage thereof (in multiples of 1%) that shall be invested in each Investment Medium selected, in accordance with the rules prescribed by the Plan Administrator.

(c)
Matching Contributions contributed to the Plan before 2011 and Matching Contributions made in Company Stock shall be invested in Company Stock until such time as the Participant may transfer all or a portion of Company Stock to one or more Investment Media in accordance with rules prescribed by the Plan Administrator. Matching Contributions contributed to the Plan after 2010 in cash shall be invested in each Investment Medium selected by the Participant (or the default Investment Medium deemed to have been selected by the Participant), in accordance with rules prescribed by the Plan Administrator. Effective January 1, 2007, a Participant will have an immediate right to transfer all or any portion of any Company Stock investments (including any pre-existing Company Stock investments) to another Investment Medium.

(d)
Except as provided in Subsection (c), a Participant may transfer, effective as of the following Valuation Date, such portion of the value of his interest in any Investment Medium to another Investment Medium. A Participant may change his selection of the Investment Media in which subsequent contributions to his Accounts shall be invested, effective as of the following Valuation Date. Such investment changes shall be made via a toll-free number or internet website provided to Participants by the Plan Administrator for such purpose.

(e)	The amounts contributed by all Participants to each Investment Medium shall be commingled for investment purposes.

10.6
Fund. The contributions deposited by the Participating Companies in the Fund shall constitute a fund held for the benefit of Participants and their eligible Beneficiaries under and in accordance with this Plan. No part of the principal or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their eligible Beneficiaries (including necessary administrative costs); provided, that in the case of a contribution made by the Participating Company as a mistake of fact, or for which a tax deduction is disallowed, in whole or in part, by the Internal Revenue Service, or which is conditioned upon the initial qualification of the Plan under Section 401(a) of the Code and such initial qualification cannot be obtained, the Participating Company shall be entitled to a refund of said contributions, subject to investment loss, but not investment gain. Any such refund of contributions described in this Section must be made within one year after payment of a contribution made as a mistake of fact, or within one year after disallowance of the tax deduction, to the extent of such disallowance, or within one year of the date on which the initial qualification of the Plan is denied by the Internal Revenue Service, as the case may be.

10.7
Qualifying Employer Securities. The Trustee shall be empowered to acquire and hold Company Stock in an amount sufficient to invest (a) any Matching Contributions made before 2011, (b) any Matching Contributions contributed to the

Plan in Company Stock after 2010, and (c) any amounts for which a Participant has elected Company Stock as the Investment Medium.

ARTICLE XI - AMENDMENT OR TERMINATION OF THE PLAN

11.1	Power of Amendment and Termination.

(a)
The Company reserves the power to amend or terminate the Plan at any time by action of the Board of Directors. Notwithstanding the foregoing, the Compensation and Human Resources Committee of the Company by majority of its members, may adopt any Plan amendments that (a) are designated to implement contractual commitments by the Company, (b) reflect changes approved in substance by the Board of Directors, or (c) make changes not involving material cost increases of the Plan for purposes of legal compliance, clarity, administrative convenience or otherwise. No further administrative action shall be required for such amendment by the Compensation and Human Resources Committee of the Company to be effective (except to the extent otherwise required by the Board of Directors). In addition, the Plan Administrator (effective November 10, 2010) or an executive officer (effective prior to November 10, 2010) shall have the authority and discretion to adopt any amendment to the Plan that is legally necessary, improves clarity, promotes administrative convenience or is non-material.

It is the intention of each Participating Company that this Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body.

(b)
Each amendment to the Plan shall be binding on each Participating Company. Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors or other authorized party. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no amendment or termination shall cause any part of the monies contributed hereunder to revert to the Participating Companies or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. Upon termination or partial termination of the Plan, or upon complete discontinuance of contributions, the rights of all affected persons to benefits accrued to the date of such termination shall be nonforfeitable. Upon termination of the Plan, Accounts shall be distributed in accordance with applicable law.

11.2
Merger. The Plan shall not be merged with or consolidated with, nor shall its assets be transferred to, any other qualified retirement plan unless each Participant would receive a benefit after such merger, consolidation, or transfer (assuming the Plan then terminated) which is of actuarial value equal to or greater than the benefit he would have received from his Account if the Plan had been terminated on the day before such merger, consolidation, or transfer.

ARTICLE XII ‑ TOP‑HEAVY PROVISIONS

12.1
General. The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top‑Heavy Plan (as defined below). It is intended that this Article shall be construed in accordance with the provisions of Section 416 of the Code.

12.2	Definitions. The following definitions shall supplement those set forth in Article I of the Plan:

(a)
“Aggregation Group” means this Plan and each other qualified retirement plan (including a frozen plan or a plan which has been terminated during the 60‑month period ending on the Determination Date) of a Participating Company or an Affiliated Company:

(1)	in which a Key Employee is a participant; or

(2)	which enables any plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) and 410 of the Code;

(3)
or without the inclusion of which, the plans in the Aggregation Group would be Top‑Heavy Plans, but, with the inclusion of which, the plans in the Aggregation Group are not Top‑Heavy Plans and, taken together, meet the requirements of Sections 401(a)(4) and 410 of the Code.

(b)	“Determination Date” means, for any Plan Year, the last day of the preceding Plan Year, except that for the first Plan Year it means the last day thereof.

(c)
“Key Employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of a Participating Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of a Participating Company, or a 1-percent owner of a Participating Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(d)
“Key Employee Ratio” means, for any Determination Date, the ratio of the amount described in Paragraph (1) of this Subsection to the amount described in Paragraph (2) of this Subsection, after deducting from each such amount any portion thereof described in Paragraph (3) of this Subsection, where:

(1)	the amount described in this Paragraph is the sum of:

(A)	the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group;

(B)	the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group; and

(2)	the amount described in this Paragraph is the sum of:

(A)	the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group;

(B)	the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group; and

(3)	the amount described in this Paragraph is the sum of:

(A)	all rollover contributions (or fund to fund transfers) to the Plan by an Employee from a plan sponsored by an employer which is not a Participating Company or an Affiliated Company;

(B)
any amount that is included in Paragraphs (1) and (2) of this Subsection for a person who is a Non‑Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year; and

(4)
the present value of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period”. The accrued benefits and accounts of any individual who has not performed services for any Participating Company during the 1-year period ending on the Determination Date shall not be taken into account.

The present value of accrued benefits under any defined benefit plan shall be determined under the method used for accrual purposes for all plans maintained by all Participating Companies and Affiliated Companies if a single method is used by all such plans, or, otherwise, the slowest accrual method permitted under Section 411(b)(1)(C) of the Code.

(e)	“Non‑Key Employee” means, for any Plan Year:

(1)	an Employee or former Employee who is not a Key Employee with respect to such Plan Year; or

(2)	a beneficiary of an individual described in Paragraph of this Subsection.

(f)
“Top‑Heavy Compensation” means, for any Participant for any Plan Year, the average of his annual Compensation over the period of five consecutive Plan Years (or, if shorter, the longest period of consecutive Plan Years during which the Participant was in the employ of any Participating Company) yielding the highest average, disregarding Compensation for Plan Years after the close of the last Plan Year in which the Plan was a Top‑Heavy Plan. Compensation shall mean Compensation as defined in Section 3.5.

(g)	“Top‑Heavy Plan” means, for any Plan Year, each plan in the Aggregation Group for such Plan Year if, as of the applicable Determination Date, the Key Employee Ratio exceeds sixty percent (60%).

(h)	“Year of Top‑Heavy Service” means, for any Participant, a Plan Year in which he completes 1,000 or more Hours of Service, excluding Plan Years in which the Plan is not a Top‑Heavy Plan.

12.3	Minimum Contribution for Non‑Key Employees.

(a)
In each Plan Year in which the Plan is a Top‑Heavy Plan, each Eligible Employee who is a Non‑Key Employee (except an Eligible Employee who is a Non‑Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year) and who is an Employee on the last day of such Plan Year will receive a total minimum Participating Company or Affiliated Company contribution (including forfeitures) under all plans described in Paragraphs (a)(1) and (a)(2) of Section 12.2 of not less than three percent (3%) of the Eligible Employee's Compensation for the Plan Year.

(b)
The percentage set forth in Subsection (a) shall be reduced to the percentage at which contributions, including forfeitures, are made (or are required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for that Plan Year. This percentage shall be determined for each Key Employee by dividing the contribution for such Key Employee by his Compensation for the Plan Year. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section; however, this Section shall not apply to any plan which is required to be included in the Aggregation Group if such plan enables a defined benefit plan in the group to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

(c)
If a Non‑Key Employee described in Subsection (a) participates in both a defined benefit plan and a defined contribution plan described in Paragraphs (a)(1) and (a)(2) of Section 12.2, the Participating Company is not required to provide such Employee with both the minimum benefit under the defined benefit plan and the minimum contribution. In such event, the Non‑Key Employee shall receive the minimum benefit under the defined benefit plan.

12.4	Social Security. The Plan, for each Plan Year in which it is a Top Heavy Plan, must meet the requirements of this Article without regard to any Social Security or similar contributions or benefits.

12.5
Adjustment to Maximum Benefit Limitation. If, in any Plan Year in which the Plan is a Top‑Heavy Plan, the Aggregation Group includes a defined benefit plan, the minimum Company contribution described in Section 12.3(a) for each Non- Key Employee who is not covered under a defined benefit plan shall be increased to four percent (4%), and the minimum Company contribution described in Section 12.3(c) for each Non‑Key Employee who is covered under a defined benefit plan (but who does not have a minimum benefit under the defined benefit plan) equal to the lesser of:

(1)	three percent (3%) of his Top‑Heavy Compensation multiplied by his Years of Top‑Heavy Service, or

(2)	thirty percent (30%) of his Top‑Heavy Compensation)

shall be increased to seven and one‑half percent (7-1/2%).

ARTICLE XIII ‑ GENERAL PROVISIONS

13.1
No Employment Rights. Neither the action of the Company in establishing the Plan, nor of any Participating Company in adopting the Plan, nor any provisions of the Plan, nor any action taken by the Company, any Participating Company or the Plan Administrator shall be construed as giving to any Employee the right to be retained in the employ of the Company or any Participating Company, or any right to payment except to the extent of the benefits provided under the terms of the Plan, and which are to be paid from the Fund.

13.2
Governing Law. Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

13.3
No Interest in Fund. No person shall have any interest in, or right to, any part of the principal or income of the Fund, except as and to the extent expressly provided in this Plan and in the Trust Agreement.

13.4
Spendthrift Clause. No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or Beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process, except for any benefit payable pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code. Except as provided above, any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void.

13.5
Incapacity. If the Plan Administrator deems any Participant who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of Age, illness, infirmity, or incapacity of any kind, the Plan Administrator may direct the Trustee to apply such payments directly for the comfort, support, and maintenance of such Participant, or to pay the same to any responsible person caring for the Participant who is determined by the Plan Administrator to be qualified to receive and disburse such payments for the Participant's benefit; and the receipt by such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies, the Plan Administrator, the Trustee, and the Fund.

13.6
Lost Payees. If the Plan Administrator is unable to make payment to any person to whom a payment is due under the Plan because it cannot ascertain the whereabouts of such person, and if a notice of payment so due is mailed to the last known address of such person and no response or claim is made within an administratively reasonable time of such mailing, the payment and all remaining payments otherwise due shall be canceled and placed in the Plan’s forfeiture account. Notwithstanding the above, if a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited amount.

ARTICLE XIV - MINIMUM DISTRIBUTION REQUIREMENTS

14.1    General Rules.

(a)	Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(b)	Precedence. The requirements of this Article will take precedence over any inconsistent provisions of the Plan.

(c)	Requirements of Treasury Regulations Incorporated. All distributions required under this Article will be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9).

14.2	Time and Manner of Distribution.

(a)	Required Beginning Date. The Participant’s entire interest will be distributed to the Participant no later than the Participant’s Required Beginning Date.

(b)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed no later than as follows:

(1)
If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, then, distribution to the Surviving Spouse will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.

(2)
If the Participant’s Surviving Spouse is not the Participant’s sole Designated Beneficiary, then distribution to the Designated Beneficiary will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)
If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)
If the Participant’s Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this Section 14.2(b), other than Section 14.2(b)(1), will apply as if the Surviving Spouse were the Participant.

For purposes of this Section 14.2(b), distributions are considered to be made on the Participant’s Required Beginning Date.

(c)	Form of Distribution. The Participant’s interest shall be distributed in a single sum on or before the Required Beginning Date.

(d)
Notwithstanding the foregoing, any distributions required to be made in accordance with this Article XIV with respect to the 2009 Plan Year (including distributions due for the 2009 Plan Year that would be required to be paid by April 1, 2010) will, in accordance with Section 401(a)(9)(H) of the Code and IRS Notice 2009-82, not be made absent an election by the Participant to receive such distribution.

14.3	Definitions.

(a)
Designated Beneficiary. The individual or individuals designated as the Beneficiary under Section 1.5 of the Plan and the designated Beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b)	Required Beginning Date. The date specified in Section 1.30 of the Plan.

IN WITNESS WHEREOF, Radian Group Inc. has caused this amendment and restatement of the Plan to be executed by its duly authorized party on this 2nd day of January, 2013.

RADIAN GROUP INC.

By: /s/ Anita Scott

Its: VP, Human Resources

SCHEDULE A
PARTICIPATING COMPANIES

Radian Group Inc.

RadianExpress.com Inc.

Radian Guaranty Inc.

Radian Insurance Inc.

Radian Services L.L.C.

Radian Reinsurance Inc.